UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2006

DISCOVERY PARTNERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9640 Towne Centre Drive San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 455-8600

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 11, 2006, Discovery Partners International Inc. (“DPI”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Infinity Pharmaceuticals, Inc. (“Infinity”) and Darwin Corp., a wholly-owned subsidiary of DPI (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Infinity, with Infinity as the surviving corporation (the “Merger”). As a result of the Merger, Infinity will become a wholly-owned subsidiary of DPI and each outstanding share of Infinity capital stock will be converted into the right to receive shares of DPI common stock as set forth in the Merger Agreement. Under the terms of the Merger Agreement, DPI will issue, and Infinity stockholders will receive, in a tax-free exchange, shares of DPI common stock such that Infinity stockholders will own approximately 69% of the combined company on a pro forma basis and DPI stockholders will own approximately 31%, assuming DPI's net cash at closing is between $70 to $75 million. These percentages are subject to downward and upward adjustment under the terms of the Merger Agreement based on DPI's net cash at closing. Consummation of the Merger is subject to customary closing conditions, including any regulatory approvals that may be necessary and approval by the stockholders of DPI and Infinity, respectively. The Merger Agreement contains certain termination rights for both DPI and Infinity, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $6.0 million.

The Merger Agreement is attached to this report as Exhibit 1.1. The foregoing description is qualified in its entirety by reference to the full text of the Merger Agreement. A copy of the joint press release issued by DPI and Infinity announcing the transaction is attached to this report as Exhibit 99.1 and is incorporated by reference herein.

On April 10, 2006, the Board of Directors (the “Board”) of DPI approved the following fees for non-management Board members attending telephonic special meetings of the Board and the committees of the Board: $500 per hour for calls lasting one hour or longer, and $250 per call for calls lasting up to one hour.

On April 11, 2006, the Board of Directors of DPI approved an amendment to the Company’s Rights Agreement dated as of February 13, 2003 (the “Rights Agreement”). The amendment provides that the provisions of the Rights Agreement shall not apply to the execution, delivery or performance of the Merger Agreement, the voting agreements in connection therewith or any definitive agreement entered into in connection therewith, or the consummation of the transactions contemplated thereby. The rights will continue to trade with the Company’s common stock, unless and until they are separated upon the occurrence of certain future events. A copy of the Amendment to Rights Agreement is attached hereto as Exhibit 4.1.

Additional Information about the Merger and Where to Find It

In connection with the proposed transaction described herein, DPI will file a registration statement that contains a proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”). Investors and security holders of DPI and Infinity are urged to read the proxy statement/prospectus (including any amendments or supplements to the proxy statement/prospectus) regarding the proposed transaction when it becomes available because it will contain important information about DPI, Infinity and the proposed transaction. DPI’s stockholders will be able to obtain a copy of the proxy statement/prospectus, as well as other filings containing information about DPI and Infinity, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Discovery Partners International, Inc., 9640 Towne Centre Drive, San Diego, California, 92121 Attention: Investor Relations; telephone: (858) 455-8600.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)           On April 11, 2006, Alan Lewis, Ph.D. and Sir Colin Dollery, FMedSci each notified DPI of his decision to resign as a director contingent upon the closing of the pending Merger between DPI, Infinity and Merger Sub as described in detail in Item 1.01 above. The effective date of such resignations has not yet been set.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
1.1	Agreement and Plan of Merger and Reorganization among Discovery Partners International, Inc., Darwin Corp. and Infinity Pharmaceuticals, Inc. dated April 11, 2006.
4.1	First Amendment to the Rights Agreement between Discovery Partners International, Inc. and American Stock Transfer & Trust Company dated April 11, 2006.
99.1	Press Release, dated April 11, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Dated: April 11, 2006	By:	/s/ Michael C. Venuti
	Name:	Michael C. Venuti, Ph.D.
	Title:	Acting Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
1.1	Agreement and Plan of Merger and Reorganization among Discovery Partners International, Inc., Darwin Corp. and Infinity Pharmaceuticals, Inc. dated April 11, 2006.
4.1	First Amendment to the Rights Agreement between Discovery Partners International, Inc. and American Stock Transfer & Trust Company dated April 11, 2006.
99.1	Press Release, dated April 11, 2006.